Exhibit 99(a)

News Release

Contact:	Media: Hugh Imhof (509) 495-4264 hugh.imhof@avistacorp.com
Investors: Angela Teed (509) 495-2930 angela.teed@avistacorp.com

FOR IMMEDIATE RELEASE:
June 25, 2003
8:00 p.m. EDT

FERC Judge Denies Request to Resolve Investigation of Avista
Avista will continue to actively and cooperatively seek to resolve the matter

Spokane, Wash.: Federal Energy Regulatory Commission (FERC) Chief Administrative Law Judge Curtis L. Wagner Jr. has denied a request to resolve an investigation of Avista Corp. (NYSE:AVA) The judge has reinstated a procedural schedule that calls for further testimony and hearings in the case.

     FERC trial staff and Avista agreed to resolve the case in January after an extensive investigation. Trial staff concluded there was no evidence that Avista had knowingly engaged in or facilitated any improper trading strategies, nor that Avista engaged in efforts to manipulate western energy markets, and that Avista cooperated fully with the staff investigation.

     “We are very disappointed that the judge has chosen not to certify the agreement to the full commission,” said Gary G. Ely, chairman, president and chief operating officer of Avista Corp. “We are still studying the judge’s order to determine what our options are and we will cooperate fully, as we have from the beginning.”

     The procedural schedule calls for a hearing on October 27. An initial decision will be issued on January 12, 2004.

     Avista Corp. is an energy company involved in the production, transmission and distribution of energy as well as other energy-related businesses. Avista Utilities is a company operating division that provides electric and natural gas service to customers in four western states. Avista’s non-regulated subsidiaries include Avista Advantage, Avista Labs and Avista Energy. Avista Corp.’s stock is traded under the ticker symbol “AVA” and its Internet address is www.avistacorp.com

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     Avista Corp. and the Avista Corp. logo are trademarks of Avista Corporation. All other trademarks mentioned in this document are the property of their respective owners.

     This news release contains forward-looking statements regarding the company’s current expectations. Forward-looking statements are all statements other than historical facts. Such statements speak only as of the date of the news release and are subject to a variety of risks and uncertainties, many of which are beyond the company’s control, which could cause actual results to differ materially from the expectations.

     These risks and uncertainties include, in addition to those discussed herein, all of the factors discussed in the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2002, and the Quarterly Report on Form 10-Q for the quarter ended March 31, 2003.

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